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                                                                      EXHIBIT 12

PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
SEC FILING - FORM 10-Q - Second Quarter 2000
EXHIBIT 12 - RATIO OF EARNINGS TO FIXED CHARGES


                                             For the Six Months Ended
                                           ----------------------------
Ratio of earnings to Fixed Charges           2000                1999
----------------------------------         --------            --------

Earnings
     Net income                              27.2                24.9
Adjustments:
     Income taxes                            17.2                15.4
     Fixed charges (as below)                20.7                21.2
                                           ------              ------
          Total adjusted earnings            65.1                61.5
                                           ======              ======


Fixed charges:
     Net interest expense                    20.4                20.5
Adjustments:
     Interest component of rents              0.0                 0.0
     AFUDC debt                               0.3                 0.7
                                           ------              ------
          Total fixed charges                20.7                21.2
                                           ======              ======

Ratio of earnings to fixed charges            3.1                 2.9
                                           ======              ======